Exhibit 23.0
CONSENT OF BLACKMAN KALLICK BARTELSTEIN LLP

INDEPENDENT AUDITORS’ REPORT AND CONSENT

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

The audit referred to in our report dated January 27, 2004, included the related financial statement schedule as of December 31, 2003, and for the year ended December 31, 2003, included in Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 33-61535, 33-02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our report dated January 27, 2004, with respect to the consolidated balance sheet of Wells-Gardner Electronics Corporation as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2003, and the related financial statement schedule, which reports appear in or are incorporated by reference in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

/s/ BLACKMAN KALLICK BARTELSTIEN LLP

Chicago, Illinois
March 12, 2004